ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-4
$ 230,065,034.95 6.25% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   4,523,210     446,176     548,886    8.28%    9,771,736   12.29%
 Feb-2000   3,869,046     422,165     434,948    6.90%    9,712,167   12.84%
 Mar-2000   4,282,890     401,627     546,196    9.18%    7,351,836   10.30%
 Apr-2000   4,475,800     378,892     504,065    9.04%    6,173,515    9.23%
 May-2000   3,772,265     355,133     342,326    6.51%    5,824,788    9.23%
 Jun-2000   3,917,361     335,109     316,754    6.42%    6,650,286   11.23%
 Jul-2000   3,535,044     314,314     173,960    3.75%    5,961,040   10.71%
 Aug-2000   3,285,041     295,549     168,417    3.86%    6,230,614   11.89%
 Sep-2000   3,511,445     278,111      79,691    1.96%    5,659,598   11.58%
 Oct-2000   3,163,270     259,471     306,663    8.05%    5,612,669   12.28%
 Nov-2000   2,929,814     242,679     241,789    6.78%    5,329,722   12.46%
 Dec-2000   2,787,221     227,127     182,975    5.49%    5,607,547   14.02%
          ____________ ___________ ___________
   Totals  44,052,406   3,956,353   3,846,670

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.